Exhibit 5.1

Trombly Business Law, PC

1320 Centre Street, Suite 202

Newton, MA 02459

March 7, 2013

Oculus Innovative Sciences, Inc.

1129 North McDowell Blvd.

Petaluma, CA 94954

Re: Registration Statement of Form S-3 (Reg. No. 333-171411)

Ladies and Gentlemen:

I have acted as counsel to Oculus Innovative Sciences, Inc., a Delaware corporation (the “Company”) in connection with the offering by the Company of 8,625,000 shares (the “Shares”) of its common stock, $0.0001 par value (the “Common Stock”), including up to 1,125,000 shares of Common Stock that the underwriters have an option to purchase, pursuant to (i) the referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (ii) the preliminary prospectus supplement of the Company dated March 6, 2013, including the accompanying base prospectus dated May 3, 2011 (the “Base Prospectus”), which was filed by the Company with the SEC on March 6, 2013 pursuant to Rule 424(b)(2) promulgated under the Act (the “Preliminary Prospectus Supplement”), and (iii) the final prospectus supplement of the Company dated March 6, 2013, including the accompanying Base Prospectus, which was filed by the Company with the SEC on March 7, 2013 pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus”).

In connection with this opinion letter, I have examined the Registration Statement, the Prospectus and originals, or copies certified or otherwise identified to my satisfaction, of the Amended and Restated Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as I have deemed appropriate for purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

The opinions expressed herein are limited to Delaware General Corporation Law.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Amy M. Trombly, Esq.

Trombly Business Law, PC